Exhibit 99.1


                U. S. STEEL SENIOR VICE PRESIDENT-ADMINISTRATION
                          THOMAS W. STERLING TO RETIRE

     PITTSBURGH, Feb. 9, 2009 - United States Steel Corporation (NYSE: X) Chairman and Chief Executive Officer John P. Surma announced today that Senior Vice President-Administration Thomas W. Sterling has elected to retire from the company effective April 1, 2009. A successor for Sterling's areas of responsibility will be named at a later date.
     "Our company has benefitted greatly from the talent and commitment of Tom Sterling during his nearly 40-year career with U. S. Steel," said Surma. "As our longest-serving executive, Tom's thoughtful advice and wise counsel as a member of our Executive Management Committee have been essential to some of our company's most important business decisions and are evidence of his versatility as an executive. He has also played a key role in identifying and developing the men and women who lead our company today."
     Sterling, 61, and originally from Union City, Tenn., joined U. S. Steel in 1969 as a management trainee at Fairfield Works in Fairfield, Ala. After advancing through increasingly responsible positions in the operating, personnel services and commercial departments at Fairfield Works and the employee relations department at Pittsburgh headquarters, he was appointed vice president-labor relations, steel and related resources for the former
U. S. Steel Group of USX Corporation in 1984. He was named vice president-employee relations for U. S. Steel Group in 1986, assumed responsibility for employee benefits in 1996, and also oversaw several of U. S. Steel's joint venture operations with foreign steel companies.
     Sterling was elected president of Transtar, Inc., U. S. Steel's wholly owned railroad and barge transportation subsidiary, in 2000, was appointed senior vice president-human resources for U. S. Steel in 2003, and was named senior vice president-human resources & business services in 2004. He assumed his current position in 2007 with continuing oversight of business services as well as added responsibility for Enterprise Resource Planning (ERP) project activities, Public Affairs and various other administrative functions.
     Sterling serves as chairman of the United States Steel Foundation; chairman of the board of directors of the University of Pittsburgh Medical Center (UPMC)
- Braddock; a member of the board of directors at UPMC - McKeesport; a member of the board of directors and the executive committee of the Greater Pittsburgh Council of the Boy Scouts of America; and a member of the board of trustees of Robert Morris University.
     Sterling graduated from Vanderbilt University with a bachelor's degree in civil engineering. He earned his law degree from Samford University's Cumberland School of Law in Birmingham, Ala., and has been admitted to the bar in Alabama and Pennsylvania.

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